Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Valerie Haertel	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS SECOND-QUARTER 2013 GAAP AND OPERATING-BASIS EPS OF $1.24 ON REVENUE OF $2.6 BILLION

ACHIEVES POSITIVE OPERATING LEVERAGE COMPARED TO BOTH THE FIRST QUARTER OF 2013 AND THE SECOND QUARTER OF 2012

Boston, MA ...July 19, 2013

In announcing today's financial results, Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “We reported a strong second quarter with revenue growth driven by new business and improved equity markets. Seasonal factors and increased market volatility benefited our securities finance and foreign exchange businesses. The second-quarter results also reflected our continued success in realizing the expected benefits from our Business Operations and Information Technology Transformation program and ongoing expense management. Importantly, we achieved positive operating leverage compared to both the first quarter of 2013 and the second quarter of 2012.
We remain focused on returning capital to our shareholders. During the second quarter of 2013, we purchased approximately $560 million of our common stock and have approximately $1.5 billion remaining on our March 2013 common stock purchase program authorizing the purchase of up to $2.1 billion of our common stock through March 31, 2014."
Second-Quarter 2013 GAAP Results

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Earnings per common share (EPS) of $1.24 increased from $0.98 in both the first quarter of 2013 and the second quarter of 2012. EPS in the first quarter of 2013 reflected the effects of $118 million of equity incentive compensation expense, or $0.19 per share, for retirement-eligible employees and payroll taxes.

•	Net income available to common shareholders of $571 million increased from $455 million in the first quarter of 2013 and increased from $480 million in the second quarter of 2012.

•	Revenue of $2.56 billion increased from $2.44 billion in the first quarter of 2013 and increased from $2.42 billion in the second quarter of 2012.

•	Net interest revenue of $596 million increased from $576 million in the first quarter of 2013 and decreased from $672 million in the second quarter of 2012.

•	Expenses of $1.80 billion decreased from $1.83 billion in the first quarter of 2013 and increased from $1.77 billion in the second quarter of 2012.

•	Return on average common shareholders' equity (ROE) of 11.3% increased from 9.1% in the first quarter of 2013 and increased from 10.0% in the second quarter of 2012.
Second-Quarter 2013 Operating-Basis (Non-GAAP) Results(1)

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EPS of $1.24 increased 29% from $0.96 in the first quarter of 2013 and increased 23% from $1.01 in the second quarter of 2012. EPS in the first quarter of 2013 reflected the effects of $118 million of equity incentive compensation expense, or $0.19 per share, for retirement-eligible employees and payroll taxes.

•	Net income available to common shareholders of $571 million increased from $443 million in the first quarter of 2013 and increased from $494 million in the second quarter of 2012.

•	Revenue of $2.58 billion increased from $2.47 billion in the first quarter of 2013 and increased from $2.46 billion in the second quarter of 2012.

•
Net interest revenue on an operating basis was $582 million in the second quarter of 2013, an increase from $577 million in the first quarter of 2013, and a decrease from $629 million in the second quarter of 2012. Net interest revenue on an operating basis excluded discount accretion of $47 million, $31 million, and $74 million for the quarters ended June 30, 2013, March 31, 2013, and June 30, 2012, respectively.

•	Expenses of $1.75 billion decreased from $1.81 billion in the first quarter of 2013 and increased from $1.73 billion in the second quarter of 2012.

•	ROE of 11.3% increased from 8.9% in the first quarter of 2013 and from 10.3% in the second quarter of 2012.
Second-Quarter 2013 Operating-Basis (Non-GAAP) Highlights(1)

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Achieved positive operating leverage(2) of 771 basis points and 347 basis points compared to the first quarter of 2013 and the second quarter of 2012, respectively. Excluding the effect of expenses related to equity incentive compensation for retirement-eligible employees and payroll taxes recorded in the first quarter of 2013, we achieved positive operating leverage of 97 basis points compared to the first quarter of 2013.

•	New business during the quarter totaled $201 billion in asset servicing mandates and, excluding the SPDR® Gold ETF, $11 billion in net new assets to be managed at SSgA.(3)

•	Business Operations and Information Technology Transformation program(4) is on track to achieve total incremental estimated pre-tax expense savings in 2013 of approximately $220 million.

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Capital(5) Estimated pro forma Basel III tier 1 common ratio as of June 30, 2013 was 10.0% (standardized approach) and 10.9% (advanced approach), each calculated in conformity with the July 2013 final rule approved by the Federal Reserve. Under the final rule, we expect to manage to the lower of these two Basel III tier 1 common ratios.

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Capital distribution remains a priority with purchases of approximately $560 million of our common stock at an average price of $65.73 per share; in addition, we declared a previously announced quarterly common stock dividend of $0.26 per share.

(1) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(2) Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis. Calculations of operating leverage comparing the second quarter of 2013 to each of the first quarter of 2013 and the second quarter of 2012 are presented in the addendum included with this news release. The comparisons to the first quarter of 2013 both include and exclude the effect of equity incentive compensation expense for retirement-eligible employees and payroll taxes recorded in the first quarter of 2013.
(3) Only a portion of such new mandates are reflected in our assets under custody and administration and our assets under management as of June 30, 2013. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
(4) Estimated pre-tax expense savings relate only to the Business Operations and Information Technology Transformation program and are based on projected improvement from total 2010 operating-basis expenses. Actual total expenses of the Company have increased since 2010, and may increase or decrease in the future, due to other factors.
(5) Estimated pro forma Basel III tier 1 common ratios are preliminary, reflect tier 1 common equity calculated under the July 2013 final rule as applicable on its January 1, 2014 effective date and are based on State Street's present interpretations, expectations and understanding of the final rule. Refer to the “Capital” section of this news release for important information about the July 2013 final rule, State Street's calculation of its tier 1 common ratio thereunder and factors that could influence State Street's calculation of its tier 1 common ratio. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to State Street's tier 1 common ratio.

Non-GAAP Financial Measures
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.
The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating (non-GAAP) basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights(1)
(Dollars in millions)	Q2 2013	Q1 2013	% Increase (Decrease)	Q2 2012	% Increase (Decrease)
Total revenue(1)	$2,580	$2,470	4.5%	$2,459	4.9%
Total expenses(1)	1,753	1,812	(3.3)	1,728	1.4
Net income available to common shareholders(1)	571	443	28.9	494	15.6
Earnings per common share(1)	1.24	0.96	29.2	1.01	22.8
Return on average common equity(1)	11.3%	8.9%	240 bps	10.3%	100 bps

Total assets at period-end	$227,300	$218,189	4.2%	$200,777	13.2%
Quarterly average total assets	207,694	208,265	(0.3)	189,095	9.8
Net interest margin(1)	1.31%	1.31%	—	1.54%	(23) bps
Net unrealized gain (loss) on investment securities, after-tax at period-end	$(123)	$817		$(54)

(1)
Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information. Total revenue for the second quarter of 2012 presented in the table has been adjusted, for comparative purposes, from the amount previously reported to include tax-equivalent adjustments to processing fees and other revenue related to tax credits generated by tax-advantaged investments.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q2 2013	Q1 2013	% Increase (Decrease)	Q2 2012	% Increase (Decrease)
Assets under custody and administration(1) (2)	$25,742	$25,422	1.3%	$22,423	14.8%
Assets under management(2)	2,146	2,176	(1.4)	1,908	12.5

Market Indices:
S&P 500® daily average	1,609	1,514	6.3	1,350	19.2
MSCI EAFE® daily average	1,707	1,668	2.3	1,427	19.6
S&P 500® average of month-end	1,612	1,527	5.6	1,357	18.8
MSCI EAFE® average of month-end	1,698	1,676	1.3	1,424	19.2
(1) Includes assets under custody of $18.881 trillion, $18.588 trillion and $16.387 trillion, as of period-end Q2 2013, Q1 2013 and Q2 2012, respectively.
(2) As of period-end.
The following table provides the components of operating-basis (non-GAAP) revenue(1) for the periods noted:

(Dollars in millions)	Q2 2013	Q1 2013	% Increase (Decrease)	Q2 2012	% Increase (Decrease)
Servicing fees	$1,201	$1,175	2.2%	$1,086	10.6%
Management fees	277	263	5.3	246	12.6
Trading services revenue:
Foreign-exchange trading	171	146	17.1	129	32.6
Brokerage and other fees	125	135	(7.4)	126	(0.8)
Total trading services revenue	296	281	5.3	255	16.1
Securities finance revenue	131	78	67.9	143	(8.4)
Processing fees and other revenue(1) (2)	100	94	6.4	81	23.5
Net interest revenue(1) (3)	582	577	0.9	629	(7.5)
Gains (Losses) related to investment securities, net	(7)	2	(450.0)	19	(136.8)
Total Operating-Basis Revenue(1)	$2,580	$2,470	4.5%	$2,459	4.9%

(1)	Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

(2)
Processing fees and other revenue for the second quarter of 2013, first quarter of 2013 and second quarter of 2012, presented in the table, included tax-equivalent adjustments of $34 million, $34 million and $33 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $66 million, $60 million and $48 million, respectively. The amount previously reported for the second quarter of 2012 has been adjusted for comparative purposes.

(3)
Net interest revenue for the second quarter of 2013, first quarter of 2013 and second quarter of 2012, presented in the table, included tax-equivalent adjustments of $33 million, $32 million and $31 million, respectively, and excluded conduit-related discount accretion of $47 million, $31 million and $74 million, respectively. GAAP-basis net interest revenue for these periods was $596 million, $576 million and $672 million, respectively. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $620 million in interest revenue from July 1, 2013 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

Servicing fees increased 2.2% to $1.2 billion in the second quarter of 2013 from the first quarter of 2013, due to net new business and stronger global equity markets. Compared to the second quarter of 2012, servicing fees increased 10.6%, primarily due to stronger global equity markets, net new business, and the acquired Goldman Sachs Administration Services business.
Management fees increased 5.3% to $277 million in the second quarter of 2013 from $263 million in the first quarter of 2013, and increased 12.6% from $246 million in the second quarter of 2012. The increases in both comparisons reflect stronger global equity markets and net new business.
Trading services revenue, which includes foreign-exchange trading revenue and brokerage and other fees, was $296 million in the second quarter of 2013, up 5.3% from the first quarter of 2013 due to strength in foreign-exchange partially offset by a decrease in distribution fees associated with the SPDR® Gold ETF. Compared to the second quarter of 2012, trading services revenue rose 16.1% due to an increase in foreign-exchange trading. Foreign-exchange revenue increased 17.1% from the first quarter of 2013 and increased 32.6% from the second quarter of 2012, with both increases due to higher volumes and volatilities. Brokerage and other fees decreased 7.4% to $125 million from the first quarter of 2013, primarily due to a decrease in distribution fees associated with the SPDR® Gold ETF.
Securities finance revenue was $131 million in the second quarter of 2013, an increase of 67.9% from the first quarter of 2013 primarily due to seasonality. Securities finance revenue decreased 8.4% from the second quarter of 2012 primarily due to lower spreads.
Processing fees and other revenue in the second quarter of 2013 increased 6.4% and 23.5% from the first quarter of 2013 and the second quarter of 2012, respectively. The increases in both comparisons include a $20 million gain from the sale of an investment from one of the company's joint ventures recorded in the second quarter of 2013.
Operating-basis net interest revenue of $582 million in the second quarter of 2013 increased 0.9% from $577 million in the first quarter of 2013 primarily due to $7 million in additional interest revenue associated with a commercial real estate loan pay-down. Operating-basis net interest revenue in the second quarter of 2013 decreased 7.5% from $629 million in the second quarter of 2012 due to lower yields on earning assets partially offset by lower liability costs.
Net interest margin, including balances held at the Federal Reserve and other central banks, remained unchanged from the first quarter of 2013 at 131 basis points. Compared to the second quarter of 2012, net interest margin decreased from 154 basis points, due to lower yields on earning assets and higher central bank balances.

The following table provides the components of operating-basis (non-GAAP)(1) expenses for the periods noted:

(Dollars in millions)	Q2 2013	Q1 2013	% Increase (Decrease)	Q2 2012	% Increase (Decrease)
Compensation and employee benefits(1)	$917	$1,035	(11.4)%	$942	(2.7)%
Information systems and communications	235	237	(0.8)	208	13.0
Transaction processing services	186	180	3.3	172	8.1
Occupancy	114	116	(1.7)	115	(0.9)
Other	301	244	23.4	291	3.4
Total Operating-Basis Expenses(2)	$1,753	$1,812	(3.3)%	$1,728	1.4%
(1) Compensation and employee benefits expenses in the first quarter of 2013 included $118 million related to equity incentive compensation for retirement-eligible employees and payroll taxes.
(2) Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
Compensation and employee benefits expenses decreased 11.4% in the second quarter of 2013 from the first quarter of 2013, primarily due to the effect of the $118 million of equity incentive compensation expense for retirement-eligible employees and payroll taxes recorded in the first quarter of 2013. Compared to the second quarter of 2012, compensation and employee benefits expenses decreased 2.7%, primarily due to savings associated with the execution of the Business Operations and Information Technology Transformation program, partially offset by expenses associated with new business and acquisitions.
Information systems and communications expenses were $235 million in the second quarter of 2013, down 0.8% from the first quarter of 2013. Compared to the second quarter of 2012, information systems and communications expenses increased 13.0%, primarily related to the planned transition of certain functions to service providers as part of the Business Operations and Information Technology Transformation program, as well as costs to support new business.
Transaction processing services expenses increased 3.3% to $186 million in the second quarter of 2013 from $180 million in the first quarter of 2013. Compared to the second quarter of 2012, transaction processing services increased 8.1%. The increases in both comparisons reflected higher equity market values and higher transaction volumes in the asset servicing business.
Other expenses increased 23.4% to $301 million in the second quarter of 2013 from $244 million in the first quarter of 2013 primarily due to higher professional services fees, sales promotion and legal costs. Compared to the second quarter of 2012, other expenses increased 3.4%.

Income Taxes
The effective tax rate on second-quarter 2013 GAAP-basis earnings was 24.0%, compared to 23.8% in the first quarter of 2013 and down from 24.9% in the second quarter of 2012. The effective tax rate on second-quarter 2013 operating-basis earnings was 23.9%, compared to 23.6% in the first quarter of 2013 and down from 24.7% in the second quarter of 2012. Our effective tax rate on operating-basis earnings for the full-year 2013 is expected to be approximately 22% to 24%.

Capital

Capital ratios(1)	June 30, 2013	March 31, 2013	bps Increase (Decrease)	June 30, 2012	bps Increase (Decrease)
Total capital ratio	19.1%	19.2%	(10) bps	21.5%	(240) bps
Tier 1 capital ratio	16.6	18.0	(140)	19.9	(330)
Tier 1 leverage ratio	6.9	6.9	—	7.7	(80)
Tier 1 common ratio	14.9	16.1	(120)	17.9	(300)
Estimated pro forma Basel III tier 1 common ratio(2)	10.0	10.6		11.0
TCE ratio	6.5	7.1	(60)	7.2	(70)
(1) Unless otherwise specified, all capital ratios referenced in the table above and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to State Street's tier 1 common and tangible common equity, or TCE, ratios presented in this table. All ratios are presented as of period-end.
(2) On July 2, 2013, the Federal Reserve approved a rule intended to finalize its implementation of the Basel III framework in the U.S. The final rule consolidates, with revisions, three separate Notices of Proposed Rulemaking, or NPRs, originally issued by the Federal Reserve in June 2012. State Street's transition period with respect to the final rules has not yet commenced. Under the final rule, State Street expects to manage to the lower of its tier 1 common ratio calculated under the Basel III standardized approach, referred to as the standardized approach, and under the Basel III advanced approach, referred to as the advanced approach. These calculations differ from those in conformity with the June 2012 NPRs.

The estimated pro forma Basel III tier 1 common ratio presented in the table above as of June 30, 2013 is a preliminary estimate by State Street, calculated pursuant to the standardized approach in accordance with the July 2013 final rule. State Street has also preliminarily estimated, at 10.9%, its June 30, 2013 pro forma Basel III tier 1 common ratio calculated pursuant to the advanced approach in accordance with the July 2013 final rule. The ratio calculated under the standardized approach is lower than the ratio calculated under the advanced approach and is therefore presented in the table above. Each of these calculations is preliminary, reflects tier 1 common equity calculated under the final rule as applicable on its January 1, 2014 effective date and is based on State Street's present interpretations, expectations and understanding of the final rule. The estimated pro forma Basel III tier 1 common ratios presented in the table above as of March 31, 2013 and June 30, 2012 are estimates by State Street, calculated pursuant to the advanced approach in accordance with the June 2012 NPRs. Each of these calculations is based on State Street's present interpretations and understanding of the June 2012 NPRs.
The estimated pro forma Basel III tier 1 common ratio as of June 30, 2013, calculated pursuant to the advanced approach in conformity with the July 2013 final rule, reflects calculations and determinations with respect to State Street's capital and related matters as of June 30, 2013, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems,” in effect and used by State Street's advanced systems for those purposes as of July 19, 2013. Significant components of these advanced systems involve the exercise of judgment by State Street and its regulators, and its advanced systems may not accurately represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, State Street expects that its advanced systems and its capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period. Refer to the addendum included with this news release for information concerning the specified capital ratios and for reconciliations of State Street's estimated pro forma Basel III tier 1 common ratios to the tier 1 common ratio calculated using currently applicable regulatory requirements under Basel I rules.

The following table presents the primary elements of the transition, as described in note (2) to the preceding table, from State Street's March 31, 2013 presentation of its estimated pro forma Basel III tier 1 common ratio, calculated in conformity with the June 2012 NPRs (advanced approach), to the estimated pro forma Basel III tier 1 common ratio as of June 30, 2013, calculated in conformity with the July 2013 Basel III final rule (advanced approach):

	Advanced Approach
Estimated tier 1 common equity ratio under June 2012 Basel III NPRs as of March 31, 2013	10.6%

Capital generation, net of common stock purchases and dividends	—	bps
Change in risk-weighted assets	(5)
Impact of July 2013 final rule:
Treatment of accumulated other comprehensive income	(5)
Risk-weighted assets	40
Estimated tier 1 common equity ratio under July 2013 Basel III final rule as of June 30, 2013	10.9%
Common Stock Dividend and Share Purchase Program
The Company purchased approximately 8.5 million shares of its common stock at a total cost of approximately $560 million and an average price of $65.73 per share in the second quarter of 2013 and also declared a quarterly common stock dividend of $0.26 per share.

Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.

Investor Conference Call
State Street will webcast an investor conference call today, Friday, July 19, 2013, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 888/391-4233 in the U.S. or at +1 706/679-5594 outside of the U.S. The Conference ID is #95866201. Recorded replays of the conference call will be available on the web site, and by telephone at +1 855/859-2056 inside the U.S. or at +1 404/537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is #95866201. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $25.74 trillion in assets under custody and administration and $2.15 trillion* in assets under management as of June 30, 2013, State Street operates globally in more than 100 geographic markets and employs 29,225 worldwide. For more information, visit State Street's website at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $37.1 billion as of June 30, 2013), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.

Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target," "strategy" and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to July 19, 2013.
Important factors that may affect future results and outcomes include, but are not limited to:

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the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the current sovereign-debt risks in Europe and other regions;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

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increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•	the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

•	the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement the Dodd-Frank Act, the Basel II and Basel III capital and liquidity standards, and European legislation with respect to the levels of regulatory capital we must maintain, our credit exposure to third parties, margin requirements applicable to derivatives, banking and financial activities and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our structure or operating model, increased costs or other changes to how we provide services;

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adverse changes in the regulatory capital ratios that we are required to meet, whether arising under the Dodd-Frank Act, the Basel II or Basel III capital and liquidity standards or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in calculating our capital ratios that cause changes in those ratios as they are measured from period to period;

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increasing requirements to obtain the prior approval of the Federal Reserve or our other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and equity purchases, without which our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives may be restricted;

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changes in law or regulation that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations or those of our clients and our regulators;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

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delays or difficulties in the execution of our previously announced Business Operations and Information Technology Transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program and may cause volatility of our earnings;

•	the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the valuation of assets underlying those pools;

•	adverse publicity or other reputational harm;

•	dependencies on information technology, complexities and costs of protecting the security of our systems and difficulties with protecting our intellectual property rights;

•	our ability to grow revenue, control expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements;

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potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation, and perceptions of State Street as a suitable service provider or counterparty;

•	potential changes in how and in what amounts clients compensate us for our services, and the mix of services provided by us that clients choose;

•	the ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

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our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2012 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, July 19, 2013, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.